NEWS RELEASE

Collins Industries                  Contact:   Kent Tyler
15 Compound Drive                              Corporate VP of Sales & Marketing
Hutchinson, Kansas  67502-4349                 620-663-5551

For Immediate Release
December 20, 2005

                    /CORRECTION -- COLLINS INDUSTRIES, INC./

In the news release, Collins Industries, Inc. (OTC: COLL) Posts Fourth Quarter
2005 Results, issued yesterday, December 19, by Collins Industries, Inc., over
PR Newswire, the years listed in the table headings were incorrectly reversed by
PR Newswire. Complete, corrected release follows:

              Collins Industries Posts Fourth Quarter 2005 Results

Hutchinson, Kansas, December 19, 2005 ...... Collins Industries, Inc. (OTC:
COLL) today reported results for FY 2005. Sales for the quarter ended October
31, 2005 increased 31% to $76.0 million compared to $58.0 million for the same period last year.

The Company's net income increased 69% to $1.37 million ($0.21 per share -
diluted) for the quarter ended October 31, 2005 compared to net income of $0.81 million ($0.13 per share - diluted) for the same period last year. This income improvement was principally led by increased revenues and gross profits.

Sales for the twelve months ended October 31, 2005 increased 29% to $269.4 million compared to $208.2 million for the same period last year. The net income for the twelve months ended October 31, 2005 was $2.24 million ($0.36 per share
- diluted) compared to $2.33 million ($0.38 per share - diluted) in the same period last year. The net income for the twelve months ended October 31, 2005 was affected by nonrecurring expenses for the severance costs associated with the retirement of two executives and restatement of financial statements for fiscal years 2002 and 2003 and interim quarterly statements for 2004, along with substantially increased audit fees for fiscal 2004 financial statements. These nonrecurring expenses totaled $1.3 million after tax ($0.21 per share -
diluted).

Donald Lynn Collins, President and CEO, said, "Considering the significant disruption in fiscal 2005 from management changes and work related to the restatement of fiscal 2004 financial statements, we are pleased our company operating results represent continued improvement in productivity of our businesses." He stated further, "Municipal and school district budgets continue to be under pressure, however, we are pleased with our sales backlog and our positions in the markets we serve."

The Company posted a 51% increase in its sales backlog at October 31, 2005 to
$103.7 million compared to $68.5 million at October 31, 2004. The increased backlog at October 31, 2005 resulted from increased orders primarily in the
Terminal Truck / Road Construction and Bus segments, including a $28 million order for terminal trucks from the United States Postal Service, which will be primarily produced in fiscal 2006.

Collins Industries, Inc. is a leading manufacturer of ambulances (including medical attack vehicles, rescue vehicles and fire emergency vehicles), North
America's largest producer of Type "A" small school buses, the nation's second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to approximately 1000 employees in six plants comprising over one million combined square feet of manufacturing space. The Company sells its products throughout the United States and abroad.

This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, the availability of key raw materials, components and chassis, changes in funds budgeted by
Federal, state and local governments, changes in competition, various inventory risks due to changes in market conditions, changes in product demand, substantial dependence on third parties for product quality, interest rate fluctuations, adequate direct labor pools, development of new products, changes in tax and other governmental rules and regulations applicable to the Company, reliability and timely fulfillment of orders and other risks as indicated in the
Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date released or to reflect the occurrence of unanticipated events.

                                   ##########

Financial Summary

(In thousands of dollars, except per share amounts)

(Unaudited)

                                    Three Months Ended                   Twelve Months Ended
                                       October 31,                           October 31,
                            -----------------------------------    --------------------------------

                                     2005              2004              2005             2004
                            ----------------    ---------------    ---------------    -------------

                     Sales          $75,989            $57,974           $269,449         $208,203
                                    =======            =======           ========         ========

Income before income taxes            2,358              1,421              3,761            3,861

        Income tax expense              990                610              1,520            1,530
                                        ---                ---              -----            -----

                Net income           $1,368               $811             $2,241           $2,331
                                     ======               ====             ======           ======

       Earnings per share:
                     Basic            $0.22              $0.14              $0.37            $0.40

                   Diluted            $0.21              $0.13              $0.36            $0.38